EXHIBIT 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS
We consent to incorporation by reference in the registration statements (No. 33-97450, No. 33-86116, 333-14601 and No. 333-48446) on Form S-8 of PVF Capital Corp. of our report dated September 15, 2008, relating to the consolidated statement of financial condition of PVF Capital Corp. and subsidiaries as of June 30, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended June 30, 2008, 2007 and 2006 which report appears in the June 30, 2008 Annual Report on Form 10-K of PVF Capital Corp.
/s/ Crowe Horwath LLP
Cleveland, Ohio
September 15, 2008